Exhibit 99.1

Press Release

For More Information Contact
FOR IMMEDIATE RELEASE	Darrell Lee, CFO/VP
August 5, 2010	763-493-6370 / www.mocon.com

MOCON Announces Strong Second Quarter Sales and Net Income

MINNEAPOLIS, MN, August 5, 2010 — MOCON, Inc. (NasdaqGM:MOCO) today reported its operating results for the quarter ended June 30, 2010.

Net sales for the second quarter 2010 were $7,351,000, an increase of 14 percent compared to $6,421,000 for the second quarter 2009, and new orders received set a new quarterly record.  Operating income increased 89 percent to $1,271,000 for the second quarter 2010 compared to $674,000 for the same period last year.  Net income for the second quarter 2010 was $1,092,000, a 112 percent increase compared to $516,000 in the second quarter 2009. Diluted earnings per share were $0.20 in the second quarter 2010 compared to $0.09 for the same period in 2009.  Six-month sales were $14,444,000, an increase of 15 percent compared to $12,593,000 for the first six months of 2009.  Operating income increased 97 percent to $2,316,000 for the first half of 2010 compared to $1,176,000 for the same period last year.  Net income and diluted earnings per share were $2,014,000 and $0.38, respectively, for the first half of 2010, increases of 120 percent and 138 percent, respectively, compared to $914,000 and $0.16 for the same period in 2009.

We experienced increases in sales in most major product groups in the second quarter 2010 compared to second quarter 2009, as the global economic conditions that had negatively affected the prior year’s results showed signs of improvement in the current period.  Sales of our permeation equipment and services, which accounted for 55 percent of total consolidated sales in the second quarter 2010, increased 13 percent compared to the same period in 2009.  Sales of our gas analyzers, sensors and detectors, which accounted for 20 percent of our total consolidated sales in the second quarter 2010, increased 42 percent compared to the second quarter in 2009.  In addition, we experienced a 20 percent increase in our analytical testing and consulting services area.  Geographically, our sales for the second quarter 2010 were up 5 percent and 22 percent in our domestic and foreign markets, respectively, compared to the same period in 2009, and sales to our international customers accounted for 60 percent of total consolidated sales for the second quarter 2010, compared to 57 percent in 2009.

The increase in net income during the second quarter 2010 compared to the same period last year was primarily due to a higher gross profit percentage as a result of a favorable product mix and manufacturing efficiencies gained due to the higher volume.  In addition, we realized a pre-tax gain of $263,000 relating to foreign currency fluctuations.  Our selling, general and administrative expenses were higher in the current quarter compared to the prior year primarily due to moving costs related to relocating our corporate headquarters, and higher compensation, benefit and incentive expense.  Our research and development expenses were slightly higher this quarter compared to the same quarter last year, and are in line with our plan for the year.

“We are pleased to report another strong quarter for the Company.  We are seeing some positive signs in the global economy as shown by the 22 percent increase in international sales for the second quarter 2010 over 2009.  We are encouraged by some favorable worldwide economic indicators, and are investing in R&D to develop new products which will target the food safety market as well as our traditional markets,” commented Robert L. Demorest, MOCON President and CEO.

MOCON is a leading provider of detectors, instruments, systems and consulting services to research laboratories, production facilities, and quality control and safety departments in the medical, pharmaceutical, food and beverage, packaging, environmental, oil and gas and other industries worldwide.  See www.mocon.com for more information.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include statements that can be identified by words such as “will,” “may,” “expect,” “believe,” “anticipate,” “estimate,” “continue,” or other similar expressions.  All forward-looking statements speak only as of the date of this press release.  MOCON undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.  In addition to the risks and uncertainties of ordinary business operations and conditions in the general economy and the markets in which the Company competes, there are important factors that could cause actual results to differ materially from those anticipated by the forward-looking statements made in this press release.  These factors include, but are not limited to, competition and technological change, worldwide economic and political stability, setbacks in product development programs, order cancellations, slower-than-anticipated customer acceptance of new products, dependence on certain key industries, risk associated with the Company’s acquisition strategy and international operations, and other  factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and other documents MOCON files with or furnishes to the Securities and Exchange Commission.

MOCON’s shares are traded on the Nasdaq Global Market System under the symbol MOCO.

MOCON is a registered trademark of MOCON, Inc.; other trademarks are those of their respective holders.

MOCON, INC.

SUMMARY CONSOLIDATED FINANCIAL DATA

(in Thousands, Except Per Share Data)

INCOME STATEMENT DATA: (unaudited)

	Quarters Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Sales
Products	$6,741	$5,914	$13,198	$11,757
Consulting services	610	507	1,246	836
Total sales	7,351	6,421	14,444	12,593

Cost of sales
Products	2,528	2,533	4,956	4,888
Consulting services	329	261	668	487
Total cost of sales	2,857	2,794	5,624	5,375

Gross profit	4,494	3,627	8,820	7,218

Selling, general and administrative expenses	2,700	2,491	5,434	5,072
Research and development expenses	523	462	1,070	970
Operating income	1,271	674	2,316	1,176

Other income	289	119	559	228
Income before income taxes	1,560	793	2,875	1,404

Income taxes	468	277	861	490

NET INCOME	$1,092	$516	$2,014	$914

Net income per common share:
Basic	$0.21	$0.09	$0.39	$0.16
Diluted	$0.20	$0.09	$0.38	$0.16

Weighted average common shares outstanding:
Basic	5,197	5,560	5,189	5,576
Diluted	5,376	5,638	5,345	5,643

BALANCE SHEET DATA: (unaudited)

	June 30, 2010	December 31, 2009
Assets:
Cash and marketable securities	$10,620	$13,764
Accounts receivable, net	4,502	4,683
Inventories	4,088	4,265
Other current assets	958	994
Total current assets	20,168	23,706
Marketable securities, noncurrent	502	567
Property, plant and equipment, net	2,747	1,655
Other assets, net	7,296	4,399

Total assets	$30,713	$30,327

Liabilities and Stockholders’ Equity:
Total current liabilities	$4,963	$4,088
Total noncurrent liabilities	248	257
Stockholders’ equity	25,502	25,982

Total liabilities and stockholders’ equity	$30,713	$30,327